UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2010

BEACON FEDERAL BANCORP, INC.
(Exact name of Registrant as specified in its charter)

Maryland (State or Other Jurisdiction of Incorporation)	001-33713 (Commission File Number)	26-0706826 (I.R.S. Employer Identification No.)

6611 Manlius Center Road, East Syracuse, NY 13057
 (Address of principal executive offices)

(315) 433-0111
Registrant's telephone number, including area code

Not Applicable
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)     On October 1, 2010, the Board of Directors of Beacon Federal Bancorp, Inc. (the “Company”) appointed Gail M. Kinsella, CPA, as a director of the Company, as a member of the class of directors whose term expires at the Company’s 2013 annual meeting of shareholders.  On the same date, the Board of Directors of the Company’s wholly owned subsidiary, Beacon Federal (the “Bank”), appointed Ms. Kinsella as a director of the Bank.  In connection with her appointment as a director, Ms. Kinsella was appointed to serve on the Audit Committee and Asset Liability Management Committee of the Company’s Board of Directors.  Ms. Kinsella’s appointment brings the total number of directors to seven (7).

As a non-employee director, Ms. Kinsella will receive compensation that is consistent with the compensation received by the other non-employee directors of the Company.  These compensatory arrangements are described under the heading “Directors’ Compensation” in the Company’s proxy statement dated April 19, 2010.

Ms. Kinsella was not selected as a director pursuant to any arrangements or understandings between Ms. Kinsella and the Company, the Bank or any other person.  There are no transactions since the beginning of the Company’s last fiscal year, nor any currently proposed transactions, in which the Company or Bank was, or is to be, a participant and the amount involved exceeds $120,000, and in which Ms. Kinsella had, or will have, a direct or indirect material interest.

The full text of the press release announcing Ms. Kinsella’s appointment to the Company’s Board of Directors is set forth in Exhibit 99.

Item 9.01. Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits:

Exhibit 99: Press Release dated October 6, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEACON FEDERAL BANCORP, INC.

Date: October 6, 2010	By:	/s/ Ross J. Prossner
Ross J. Prossner
President and Chief Executive Officer
(Duly Authorized Representative)